FILER:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			ROCKY MOUNTAIN MINERALS, INC /WY/
		CENTRAL INDEX KEY:			0000312583
		STANDARD INDUSTRIAL CLASSIFICATION:
		IRS NUMBER:				830221102
		STATE OF INCORPORATION:			WY
		FISCAL YEAR END:			1031

	FILING VALUES:
		FORM TYPE:		NT 10-K
		SEC ACT:
		SEC FILE NUMBER:	0-9060
		FILM NUMBER:

	BUSINESS ADDRESS:
		STREET 1:		5801 LUMBERDALE STE 243
		STREET 2:
		CITY:			HOUSTON
		STATE:			TX
		ZIP:			77092
		BUSINESS PHONE:		7136830939

	MAIL ADDRESS:
		STREET 1:		5801 LUMBERDALE  STE 243
		STREET 2:
		CITY:			HOUSTON
		STATE:			TX
		ZIP:			77092



                         	UNITED STATES
                	SECURITIES AND EXCHANGE COMMISSION
	                   Washington, D.C.  20549
                          	FORM 12b-25
	                  NOTIFICATION OF LATE FILING

                         	(Check One):
 X Form 10-K  __Form 20-F  __Form 11-K    Form 10-Q  __Form N-SAR

       FOR PERIOD ENDED: October 31, 1999

       [ ] Transition Report on Form 10-K
       [ ] Transition Report on Form 20-F
       [ ] Transition Report on Form 11-K
       [ ] Transition Report on Form 10-Q
       [ ] Transition Report on Form N-SAR
       For the Transition Period Ended:

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
PART I - REGISTRANT INFORMATION

ROCKY MOUNTAIN MINERALS, INC.
Full Name of Registrant


Former Name if Applicable

5801 LUMBERDALE  STE 243
Address of Principal Executive Office (Street and Number)
HOUSTON, TX  77092
City, State and Zip Code

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]	(a)	The reasons described in reasonable detail in Part III of
        this form could not be eliminated without unreasonable effort or expense; and

[X]	(b)	The subject annual report, semi-annual report, transition
        report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]	(c)	The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, Form 20-F, Form 11-K, Form 10-Q, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company has been inactive for several years and has not completed an unaudited financial statement.

PART IV - OTHER INFORMATION

 	(1)	Name and telephone number of person to contact in regard to
this notification:
   William Ray Hill, Jr.   (520)778-1450
        (Name)             		(Area Code)  (Telephone Number)

(2)	Have all other periodic reports required under Section 13 or
15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
[ X ] Yes  [ ] No

(3)	Is it anticipated that any significant change in results of
operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report
or portion thereof?     [ ] Yes  [X ] No    If so, attach an explanation
of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                ROCKY MOUNTAIN MINERALS, INC.
         (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 28, 2000            By: /s/ Richard Bain

	                                      Richard Bain, President

                          	ATTENTION

Intentional misstatements or omissions of fact constitute Federal
Criminal Violations (See 18 U.S.C. 1001).